Exhibit 99.1

600 Travis Street
Suite 5200
Houston, Texas 77002
Contact:	Roland O. Burns
Chief Financial Officer
(972)668-8811

NEWS RELEASE

FOR IMMEDIATE RELEASE

BOIS D’ARC ENERGY, LLC REPORTS
FIRST QUARTER 2005 FINANCIAL AND OPERATING RESULTS

HOUSTON, TEXAS, MAY 9, 2005 — Bois d’Arc Energy, LLC (“Bois d’Arc” or the “Company”) (NYSE: BDE) today reported financial and operating results for the quarter ended March 31, 2005. The Company was formed on July 16, 2004 by Comstock Resources, Inc. (NYSE:CRK) and Bois d’Arc Resources, Ltd. and its principals. The Company recently announced that it had priced its initial public offering of 13.5 million shares of its common stock and began trading on the New York Stock Exchange on May 6, 2005. Prior to closing the offering on May 11, 2005, Bois d’Arc Energy, LLC will be converted from a limited liability company to a corporation and will change its name to Bois d’Arc Energy, Inc.

Bois d’Arc reported net income of $17.1 million for the three months ended March 31, 2005. The earnings do not include a provision for income taxes as Bois d’Arc was a limited liability company that passed through its income to its unit holders. In the first quarter of 2005, Bois d’Arc’s oil and gas sales were $43.5 million with production totaling 6.2 billion cubic feet equivalent of natural gas (“Bcfe”). Prices realized by the Company during the first quarter averaged $6.61 per Mcf of natural gas and $47.63 per barrel of oil. Bois d’Arc generated $30.2 million of operating cash flow (before changes in working capital accounts) and its EBITDAX or earnings before interest, taxes, depreciation, depletion, amortization, exploration expense and other noncash expenses totaled $35.1 million in the first quarter of 2005.

Bois d’Arc announced the results to date of its 2005 drilling program. Bois d’Arc has drilled eight offshore wells (6.7 net) in the Gulf of Mexico to date in 2005 with a 100% success rate. Four of the wells were exploratory and four were developmental. The reserves added as a result of these eight successful wells are expected to more than replace the Company’s 2005 estimated annual production. The results of the 2005 projects are as follows:

Ship Shoal 98 OCS-G 21652 #1 (77% working interest) — This development well was drilled to a depth of 12,650 feet targeting three sands that were productive in an offset well. The well encountered 56 net feet of pay in two of the three objective sands and is now producing at a rate of 4.1 Mmcfe per day.

Ship Shoal 111 OCS-G 24924 #2 (100% working interest) — This exploratory well was drilled to test the “Laker” prospect. The well was drilled to a depth of 13,500 feet to test a seismic amplitude thought to contain two productive sands. After discovering the main objectives, the well was deepened to test additional potential objectives. The well encountered 70 net feet of pay in a total of four sands. The well’s first production is expected late in the second quarter of 2005 with connection to the Company’s existing Ship Shoal 111 “A” platform.

South Pelto 14 OCS-G 24975 #1 (75% working interest) — This exploratory well was drilled to a depth of 14,028 feet. The well encountered 27 net feet of pay in three separate commercial sands.

Ship Shoal 92 OCS-G 5541 #3 and #5 (100% working interest) — Two development wells were drilled to delineate the “Paddlefish” prospect. The first well encountered 121 net feet of pay in four sands. The second well was drilled to a depth of 11,246 feet. This well was designed to appraise and develop the northern extent of the “O” sand accumulation present in the No. 3 well. The well encountered net 29 feet of pay in the target sand. These wells are expected to be connected in the second quarter of 2005 to existing production facilities in the Ship Shoal 113 unit.

Bay Marchand 5 SL 18367 #1 (70% working interest) — This development well was drilled to a depth of 13,400 feet. The well was designed to provide a gas lift supply for the Bay Marchand field as well as to evaluate a an untested fault block. The well encountered 77 net feet in the objective sand but did not find hydrocarbons in the lower zone. The well is expected to be producing in the second quarter.

Ship Shoal 97 OCS-G 24922 #1 (78% working interest) — This exploratory well was drilled to a depth of 15,832 feet to test the “Bethpage” prospect. This well was designed to test both a normally pressured amplitude and to test a deeper zone. The well encountered 30 feet of productive pay in the shallower zone. The deeper target was not found productive. The well is expected to begin producing in the second quarter.

South Pelto 5 OCS-G 12027 #10 (69% working interest) — This deep exploratory well was drilled to a depth of 15,700 feet and encountered 103 net feet of productive pay in a high quality sand package. This well is already hooked up to existing infrastructure, as it was sidetracked out of an existing well bore, and is expected to be on production in the second quarter.

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Bois d’Arc Energy is a growing independent exploration company engaged in the discovery and production of oil and natural gas in the Gulf of Mexico. The Company’S stock is traded on the New York Stock Exchange under the symbol “BDE”.

BOIS D’ARC ENERGY, LLC
OPERATING RESULTS
(In thousands)

Three Months
Ended
March 31, 2005

Oil and gas sales	$43,476
Operating expenses:
Oil and gas operating	7,707
Exploration	3,136
Depreciation, depletion and amortization	11,821
General and administrative, net	2,027

Total operating expenses	24,691

Income from operations	18,785
Other income (expenses):
Interest income	45
Interest expense	(1,768)

Total other expenses	(1,723)

Net income	$17,062

Cash flow provided by operations:
Net cash provided by operating activities	$23,322
Increase in accounts receivable	4,112
Increase in prepaid expenses	90
Decrease in accounts payable and accrued expenses	2,716

Cash flow from operations	$30,240

EBITDAX:
Net income	$17,062
Interest expense	1,768
Depreciation, depletion and amortization	11,821
Exploration expense	3,136
Equity based compensation	1,357

EBITDAX	$35,144

	As of	As of
	March 31,	December
	2005	31, 2004
Balance Sheet Data:
Current assets	$24,325	$18,590
Property and equipment, net	538,358	511,477
Other	775	516

Total assets	$563,458	$530,583

Current liabilities	$33,420	$34,779
Payable to parent company	164,096	148,066
Other	29,395	28,253
Stockholders’ equity	336,547	319,485

Total liabilities and stockholders’ equity	$563,458	$530,583

BOIS D’ARC ENERGY, LLC
OPERATING RESULTS
(In thousands, except per unit amounts)

For the Three Months ended March 31, 2005

Oil production (thousand barrels)	351
Gas production (million cubic feet — Mmcf)	4,051
Total production (Mmcfe)	6,154

Oil sales	$16,699
Gas sales	26,777

Total oil and gas sales	$43,476

Average oil price (per barrel)	$47.63
Average gas price (per thousand cubic feet — Mcf)	$6.61
Average price (per Mcf equivalent)	$7.06
Lifting cost	$7,707
Lifting cost (per Mcf equivalent)	$1.25

Capital expenditures	$37,819